EXHIBIT 12.1

Statement Regarding Computation of Ratios

Computation of Ratios

The following formulas were used to calculate the ratios in Financial Information and Supplementary Data, page 22, Selected Financial Data for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, included in this report as Exhibit 13.1.

(Calculation)

Net Income / Weighted average shares of common stock outstanding for the period

= Earnings Per Share

	December 31,
	2006	2005	2004	2003	2002
Net Income	$2,143,824	$2,262,265	$2,637,325	$2,518,241	$2,673,817
Weighted Average Shares Outstanding	1,528,443	1,528,443	1,528,443	1,537,292	1,538,443
Per Share Amount	$1.40	$1.48	$1.73	$1.64	$1.74

(Calculation) Cash dividends/ Shares issued = Cash dividends declared per share
	December 31,
	2006	2005	2004	2003	2002
Cash dividends	$1,161,616	$1,161,616	$1,161,616	$1,123,063	$1,061,526
Shares issued	1,528,443	1,528,443	1,528,443	1,537,292	1,538,443
Per Share Amount	$.76	$.76	$.76	$.73	$.69

(Calculation) Stockholders’ Equity/ Shares issued = Book Value per share
	December 31,
	2006	2005	2004	2003	2002
Stockholders’ Equity	$25,276,954	$23,958,629	$23,953,036	$23,030,615	$22,459,633
Shares issued	1,528,443	1,528,443	1,528,443	1,528,443	1,538,443
Per Share Amount	$16.54	$15.68	$15.67	$15.07	$14.60

(Calculation) Net Income / Total average assets = Return on Average Assets
	(In thousands)
	December 31,
	2006	2005	2004	2003	2002
Net Income	$2,144	$2,262	$2,637	$2,518	$2,674
Total Average Assets	$262,946	$270,500	$284,930	$277,952	$252,543
Return on Average Assets	.82%	.84%	.93%	.91%	1.06%

(Calculation)

Net Income / Average stockholders’ equity

= Return on Average Equity

	(In thousands)
	December 31,
	2006	2005	2004	2003	2002
Net Income	$2,144	$2,262	$2,637	$2,518	$2,674
Total Average Stockholders’ Equity	$25,416	$24,409	$23,092	$21,884	$20,302
Return on Average Equity	8.44%	9.27%	11.42%	11.51%	13.17%

(Calculation) Average Equity / Average stockholders’ equity = Average Equity to Average Assets
	(In thousands)
	December 31,
	2006	2005	2004	2003	2002
Total Average Stockholders’ Equity	$25,416	$24,409	$23,092	$21,884	$20,302
Total Average Assets	$262,946	$270,500	$284,930	$277,952	$252,543
Average Equity to Average Assets	9.67%	9.02%	8.10%	7.87%	8.04%

(Calculation) Cash dividends per share / Net income per share = Dividend Payout Ratio
	December 31,
	2006	2005	2004	2003	2002
Cash dividends per share	$.76	$.76	$.76	$.73	$.69
Net income per share	$1.40	$1.48	$1.73	$1.64	$1.74
Dividend Payout Ratio	54.29%	51.35%	43.93%	44.51%	39.66%

(Calculation) Loans/ Total deposits = Loan to Deposit Ratio
	December 31,
	2006	2005	2004	2003	2002
Loans	$120,709,320	$135,214,258	$154,331,037	$146,710,494	$136,771,760
Total deposits	$210,408,415	$218,817,301	$236,171,007	$241,947,330	$231,375,582
Loan to Deposit Ratio	57.37%	61.79%	65.35%	60.64%	59.11%